UNITED STATES
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HYPERDYNAMICS CORPORATION
 (Name of Registrant as Specified in Its Charter)

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January 15, 2010, Hyperdynamics Corporation (the “Company”) issued the following press release regarding the Company’s management urging of all shareholders to vote their proxies.

NEWS RELEASE

Contacts:Dennard Rupp Gray & Easterly, LLC
                     Ken Dennard, Managing Partner
                     Jack Lascar, Partner
                    (713) 529-6600
                   Anne Pearson, Sr. Vice President
                   (210) 408-6321

HYPERDYNAMICS ANNOUNCES
2010 ANNUAL SHAREHOLDER MEETING DATE

Sugar Land, Texas, January 15, 2010 – Hyperdynamics Corporation (NYSE Amex: HDY) today announced that its Board of Directors has set the date of its 2010 annual meeting of shareholders. The meeting will be held at the Westin Galleria Houston, 5060 West Alabama, in Houston, Texas 77056 on Thursday, February 18, 2010 at 9:00 a.m. (CST).

The record date was set for the shareholders of record at the close of business on January 6, 2010.

Important Regulatory Changes Impacting Shareholder Voting
As a result of a recent regulatory change regarding the voting of proxies at annual meetings, Hyperdynamics management strongly urges all shareholders – including all retail investors whose shares are held in “street name” with their brokers – to personally vote their proxy statements.

NYSE Rule 452 allows brokers to vote uninstructed shares on behalf of beneficial holders only for proposals considered “routine” or “discretionary.”  On July 1, 2009 the SEC added the “election of directors” to the list of items for which broker discretionary voting is specifically not allowed.  As a result of this change, shareholders’ votes for the election of directors will not be counted unless they personally vote their proxy statements.  This change is effective beginning with annual meetings held on or after January 1, 2010.  For additional information, please refer to SEC release number 34-60215 at: http://www.sec.gov/rules/sro/nyse/2009/34-60215.pdf.

About Hyperdynamics
Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

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